                                                                    Exhibit 12.1

                               XTRA CORPORATION
           STATEMENT OF THE CALCULATION OF EARNINGS TO FIXED CHARGES
               For the nine months ended June 30, 1999 and 1998
                             (Millions of dollars)
                                  (Unaudited)




                                                    1999              1998
                                                   ------            ------
EARNINGS
Pretax income                                      $   30            $   69
     Add: Fixed charges (below)                        43                44
                                                   ------            ------

                                                   $   73            $  113
                                                   ======            ======


FIXED CHARGES                                      $   43            $   44
                                                   ======            ======

Ratio of Earnings to Fixed Charges                    1.7               2.6
                                                   ======            ======

Note: For purposes of computing the ratio of earnings to fixed charges, earnings represent income from operations before taxes plus fixed charges. Fixed charges for operations consist of interest on indebtedness and the portion of rental expense, which represents interest.

       Exclusive of the $39 million of one-time charges recorded in the nine months ended June 30, 1999, the ratio of earnings to fixed charges would have been 2.6.


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